Exhibit 10.1

AGREEMENT TO EXCHANGE

COMMON SHARES FOR NOTES

THIS EXCHANGE AGREEMENT, dated as of July 1, 2016 is entered into by and between Minerco, Inc. (the “Company”) and Beau Saad (“Saad”).

WITNESSETH:

WHEREAS, Saad entered into a certain Share Purchase Agreement, dated February 23, 2016, where among other things, Saad purchased 1,470,588 restricted shares of the Company’s common stock for a Purchase Price of Twenty-Five Thousand Dollars ($25,000) (“SPA #1”);

WHEREAS, Saad entered into another certain Share Purchase Agreement, dated March 8, 2016, where among other things, Saad purchased 588,235 restricted shares of the Company’s common stock for a Purchase Price of Ten Thousand Dollars ($10,000) (“SPA #2”);

WHEREAS, the Company never delivered to Saad the shares of the Company’s restricted common stock due under the Share Purchase Agreements;

WHEREAS, Saad is willing to exchange his unissued 2,058,823 restricted shares from SPA #1 and SPA #2 for two Convertible Promissory Notes with the Company; and

WHEREAS, the Company is willing to exchange Saad’s unissued 2,058,823 restricted shares from SPA #1 and SPA #2 for two Convertible Promissory Notes with the Company;

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1.	Exchange. Saad agrees to exchange his earned, but unissued, 2,058,823 restricted shares of the Company’s common stock from SPA #1 and SPA #2 for two (2) Convertible Promissory Notes with the Company as the Maker:

a.	Convertible Promissory Note #1, dated February 23, 2016, in principal amount of $25,000 to replace SPA #1, attached as Exhibit 1 hereto;

b.	Convertible Promissory Note #2, dated March 8, 2016, in principal amount of $10,000 to replace SPA #2, attached as Exhibit 2 hereto; and

c.	The Convertible Promissory Notes #1 and #2 may bear the following restrictive legend or variation thereof:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

2.	Saad Representations, Warranties, Etc. Saad represents and warrants to, and covenants and agrees with, the Company as follows:

a.	Due Authorization. Saad has all requisite legal capacity to execute, deliver and perform this Agreement and the transactions hereby contemplated. This Agreement constitutes a valid and binding agreement on the part of Saad and is enforceable in accordance with its terms.

b.	No Consents; No Contravention. The execution, delivery and performance by Saad of this Agreement (i) requires no authorization, registration, consent, approval or action by or in respect of, or filings with, any governmental body, agency or official or other person (including but not limited to the Securities and Exchange Commission), and (ii) do not contravene, conflict with, result in a breach of or constitute a default under any material provision of applicable law or regulation, or of any material agreement to which Saad is a party.

3.	Company Representations, Etc. The Company represents and warrants to Saad that:

a.	Exchange Agreement. This Agreement and the transactions contemplated hereby, have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

b.	Non-contravention. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

c.	Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the Exchange as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

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4.	Certain Covenants And Acknowledgments. The Company undertakes and agrees to make all necessary filings in connection with the exchange effected hereby under any United States laws and regulations, and to provide a copy thereof to Saad promptly after such filing.

5.	Governing Law; Miscellaneous. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the related agreements referred to herein, contain the entire agreement of the parties with respect to the subject matter hereto, superceding all prior agreements, understandings or discussions.

6.	Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the last known mailing address, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

7.	Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Saad have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

MINERCO, INC.

By:	/s/ V. Scott Vanis
Name:	V. Scott Vanis
Title:	Chief Executive Officer

BEAU SAAD

/s/ Beau Saad
Name:	Beau Saad
An Individual

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